* Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

FIRST AMENDMENT TO PROMOTION AGREEMENT

                         This FIRST AMENDMENT TO PROMOTION AGREEMENT (the “Amendment”) is made as of June 27, 2002, by and between QUESTCOR PHARMACEUTICALS, INC., a California Corporation (“Questcor”), and VSL PHARMACEUTICALS, INC., a Delaware corporation(“VSL”).

RECITALS

            A.     WHEREAS, Questcor and VSL have entered into that certain Promotion Agreement dated as of December 1, 2001(the “Agreement”); and

             B.     WHEREAS, the parties desire to modify the Agreement in certain respects and to clarify certain of their obligations thereunder and have agreed to enter into the following Amendment to the Agreement.

AGREEMENT

                      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A. Definitions. Capitalized terms used in this Amendment but not otherwise defined shall have the meanings specified in the Agreement, unless the context requires otherwise.

B. Certain Amendments. The Agreement is hereby amended, supplemented or modified, as the case may be, as indicated below:

(a) The definition of “Incremental Expense Forecast” is hereby added to Section 1 and shall read, “has the meaning set forth in Section 5(a) hereof.”

(b) The definition of “Incremental Expenses” is hereby added to Section 1 and shall read, “has the meaning set forth in Section 4(c) hereof.”

(c) The definition of “Prepaid Reimbursement” is hereby deleted in its entirety.

  (d)         Section 4(c) is amended in its entirety and shall read, “(i) In addition to  the Quarterly Net Sales Commission, Questcor shall also deduct a quarterly reimbursement fee (the “Quarterly Reimbursement”) from the Quarterly Net Sales Payment.  The Quarterly Reimbursement shall be calculated in accordance with the following schedule:

•	* of Net Sales for Net Sales up to *

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

•	* of Net Sales for Net Sales between * and *; and

•	* of Net Sales for Net Sales over *.

(ii)         Notwithstanding the foregoing, in no event shall the Quarterly Reimbursement be less than Questcor’s documented incremental cost of engaging in all of the activities and obligations described in Sections2(c), 2(g), and 3(e) of this Agreement, including, but not limited to, all documented incremental costs and expenses of all personnel and facilities used in connection with such activities and obligations (the “Incremental Expenses”), provided, however, that the Incremental Expenses shall be agreed upon in advance in accordance with Section 5(a)(iii) of this Agreement.  The Incremental Expenses shall also include Questcor’s cost of purchasing the product (that is to say the actual amount paid by Questcor and already received by VSL for the purchasing of the Product) and shipping the Product, as applicable, as described in Section 2(e).  In the event that the Quarterly Reimbursement is less than the Incremental Expenses for any Agreement Quarter, then VSL shall submit payment to Questcor in an amount equal to the difference between the Quarterly Reimbursement and the Incremental Expenses (such Incremental Expenses to be agreed upon in advance in accordance with Section 5(a)(iii) of this Agreement) on a monthly basis through September 30, 2002, and after such date, within 30 days of the end of each Agreement Quarter.”

(e) Section 4(d) is amended in its entirety and shall read, “VSL shall pay Questcor a one-time up-front reimbursement payment in the amount of * not later than July 31, 2002.”

(f)      Section 5(a) is amended in its entirety and shall read, “Questcor shall furnish VSL, within 30 days after the end of each Agreement Quarter (within 60 days after the end of each Agreement Year), a report setting forth in reasonable detail the following (in each case with respect to each Agreement Quarter and, in addition to a report for the fourth Agreement Quarter, with respect to the entire Agreement Year): (i) the calculation of Net Sales for the Agreement Quarter, (ii) the calculation of the Quarterly Net Sales Payment, the Quarterly Net Sales Commission and the Quarterly Reimbursement, and (iii) a description of Questcor’s yearly forecast of the Incremental Expenses updated quarterly (the “Incremental Expense Forecast”) to be mutually agreed upon in good faith by Questcor and VSL.  With respect to clause (iii) of the preceding sentence, Questcor and VSL shall meet not later than July 31, 2002 to establish a specific process for reaching mutual agreement on the Incremental Expenses and for resolving any disputes regarding Incremental Expenses.  Questcor and VSL acknowledge that for the period of March 1, 2002 through June 30, 2002, the Incremental Expenses for such period are at least * with additional

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

disputed Incremental Expenses for such period in the amount of * to be mutually agreed upon in good faith by Questcor and VSL”

C. No Further Modification. Except as expressly provided in this Amendment, the Agreement remains unmodified and in full force and effect in accordance with its terms.

D.                   Counterparts; Governing Law.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument; and this Amendment shall be governed by the laws of the State of New York.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                        IN WITNESS WHEREOF, Questcor and VSL have executed this Amendment as of the day and year first above written.

QUESTCOR PHARMACEUTICALS, INC.,		VSL PHARMACEUTICALS, INC.,
a California corporation		a Delaware corporation

By:	/s/ KENNETH R. GREATHOUSE	By:	/s/ MAURO BOVE

Name:	Kenneth R. Greathouse	Name:	Mauro Bove

Title:	Vice President, Commercial Operations	Title:

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